U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC")
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


   c/o Chase Capital Partners
   380 Madison Avenue, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)


   New York             New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   1-800-FLOWERS.COM, Inc. ("FLWS")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship      7.
                                         3.           Disposed of (D)                 Securities     Form:     Nature of
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Indirect
                           2.            Code         ----------------------------    Owned at End   (D) or    Beneficial
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Ownership
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       (Instr. 4)
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (See FN 3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock       8/2/99         C               1,430,530   A      N/A       1,693,982     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
             2.                                                                                             Deriv-   Form of
             Conver-                    5.                                     7.                           ative    Deriv-  11.
             sion                       Number of                              Title and Amount             Secur-   ative   Nature
             of                         Derivative            6.               of Underlying        8.      ities    Secur-  of
             Exer-             4.       Securities            Date             Securities           Price   Bene-    ity:    In-
             cise     3.       Trans-   Acquired (A)          Exercisable and  (Instr. 3 and 4)     of      ficially Direct  direct
             Price    Trans-   action   or Disposed           Expiration Date  ----------------     Deriv-  Owned    (D) or  Bene-
1.           of       action   Code     of(D)                 (Month/Day/Year)           Amount     ative   at End   In-     ficial
Title of     Deriv-   Date     (Instr.  (Instr. 3,            ----------------           or         Secur-  of       direct  Owner-
Derivative   ative    (Month/  8)       4 and 5)              Date     Expira-           Number     ity     Month    (I)     ship
Security     Secur-   Day/     ------   --------------        Exer-    tion              of         (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)   ity      Year)    Code V    (A)       (D)        cisable  Date    Title     Shares     5)      4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Voting       1 for 1  8/2/99    C                  1,430,530  N/A      N/A     Class A   1,430,530  N/A    2,371,040  D
Series A                       (FN 1)                                          Common                      (FN 2)
Preferred                                                                      Stock
Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Upon the closing of the initial public offering of 1-800 Flowers.Com, Inc., these shares were automatically converted into Class A Common Stock on a 1 for 1 basis.

(2)   Shares underlying immediately exercisable warrant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Chase Venture Capital Associates, LLC                          2/  /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By: Chase Capital Partners, as Manager

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

----------------------------------------------------------------------------------------------------------------
 Name and Address of      Designated        Statement    Issuer Name, Ticker       Title of        Amount of
  Reporting Person        Reporter(1)          for        or Trading Symbol        Security       Securities
                                            month/year                                           Beneficially
                                                                                                     Owned
----------------------------------------------------------------------------------------------------------------
Ana Carolina Aidar       Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
Rua Verbo Divino,                                                                  Warrant         2,371,040
1400
Sao Paulo, Brazil,
SP 04719-002
----------------------------------------------------------------------------------------------------------------
John R. Baron            Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Christopher  C.          Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
Behrens               Capital Associates,      2000         Inc. ("FLWS")           Stock
c/o Chase Capital             LLC
Partners                                                                           Warrant         2,371,040
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
David S. Britts          Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
50 California Street                                                               Warrant         2,371,040
San Francisco, CA
94111
----------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
David J. Gilbert         Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------------------
Eric A. Green            Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Venture       January,     1-800-FLOWERS.COM,    Class A Common     1,693,982
c/o Chase Capital     Capital Associates,      2000         Inc. ("FLWS")           Stock
Partners                      LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Name and Address of      Designated        Ownership Form:   Nature of Indirect      Disclaims
  Reporting Person        Reporter(1)        Direct (D) or   Beneficial Ownership     Pecuniary
                                              Indirect (I)                            Interest

----------------------------------------------------------------------------------------------------
Ana Carolina Aidar       Chase Venture             I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
----------------------------------------------------------------------------------------------------
John R. Baron            Chase Venture             I         See Explanatory             No
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
Christopher  C.          Chase Venture             I         See Explanatory             No
Behrens               Capital Associates,                    Note 2 below
c/o Chase Capital             LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Venture             I         See Explanatory             No
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
David S. Britts          Chase Venture             I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
50 California Street
San Francisco, CA
94111
----------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Venture             I         See Explanatory             No
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
David J. Gilbert         Chase Venture             I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------
Eric A. Green            Chase Venture             I         See Explanatory             Yes
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Venture             I         See Explanatory             No
c/o Chase Capital     Capital Associates,                    Note 2 below
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Venture             I         See Explanatory             No
c/o Chase Capital           Capital                          Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Jonathan Meggs           Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
125 London Wall                                                                    Warrant         2,371,040
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                                 2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Bob Rugggiero            Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
50 California                                                                      Warrant         2,371,040
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------
Lindsay Stuart           Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
125 London Wall                                                                    Warrant         2,371,040
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------
Patrick Sullivan         Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh         Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Jonathan Meggs           Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Bob Rugggiero            Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
--------------------------------------------------------------------------------------------------
Lindsay Stuart           Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------------
Patrick Sullivan         Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 2 and 3 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Timothy J. Walsh         Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Richard D. Waters        Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Damion E. Wicker         Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP European             Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
Principals, LLC             Capital           2000          Inc. ("FLWS")           Stock
c/o Chase Capital       Associates, LLC
Partners                                                                           Warrant         2,371,040
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC      Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Chase Capital            Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
Corporation                 Capital           2000          Inc. ("FLWS")           Stock
c/o Chase Capital       Associates, LLC
Partners                                                                           Warrant         2,371,040
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
The Chase Manhattan      Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
Corporation                 Capital           2000          Inc. ("FLWS")           Stock
270 Park Avenue         Associates, LLC
35th Floor                                                                         Warrant         2,371,040
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Chase Capital            Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
Partners                    Capital           2000          Inc. ("FLWS")           Stock
380 Madison Avenue      Associates, LLC
12th Floor                                                                         Warrant         2,371,040
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC    Chase Venture      January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital           Capital           2000          Inc. ("FLWS")           Stock
Partners                Associates, LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture       January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
Consolidating, LLC   Capital Associates,      2000          Inc. ("FLWS")           Stock
c/o Chase Capital            LLC
Partners                                                                           Warrant         2,371,040
380 Madison Avenue
New York, NY  10017
------------------------------------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture       January,     1-800-FLOWERS.COM,     Class A Common     1,693,982
c/o Chase Capital    Capital Associates,      2000          Inc. ("FLWS")           Stock
Partners                     LLC
380 Madison Avenue                                                                 Warrant         2,371,040
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Richard D. Waters        Chase Venture           I         See Explanatory             Yes
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Damion E. Wicker         Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
CCP European             Chase Venture           I         See Explanatory             No
Principals, LLC             Capital                        Note 2 below
c/o Chase Capital       Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
CCP Principals, LLC      Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 2 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Chase Capital            Chase Venture           I         See Explanatory             No
Corporation                 Capital                        Note 2 below
c/o Chase Capital       Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
The Chase Manhattan      Chase Venture           I         See Explanatory             No
Corporation                 Capital                        Note
270 Park Avenue         Associates, LLC                    4 below
35th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
Chase Capital            Chase Venture           I         See Explanatory             No
Partners                    Capital                        Note 5 below
380 Madison Avenue      Associates, LLC
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC    Chase Venture           I         See Explanatory             No
c/o Chase Capital           Capital                        Note 6 below
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture            I         See Explanatory             No
Consolidating, LLC   Capital Associates,                   Note 7 below
c/o Chase Capital            LLC
Partners
380 Madison Avenue
New York, NY  10017
--------------------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture            I         See Explanatory             No
c/o Chase Capital    Capital Associates,                   Note 8 below
Partners                     LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture       January,     1-800-FLOWERS.COM,     Class A Common    1,693,982
c/o Flatiron         Capital Associates,      2000          Inc. ("FLWS")           Stock
Partners                     LLC
257 Park Avenue                                                                    Warrant        2,371,040
South 12th Floor
New York, NY 10010
----------------------------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture       January,     1-800-FLOWERS.COM,     Class A Common    1,693,982
c/o Chase Capital    Capital Associates,      2000          Inc. ("FLWS")           Stock
Partners                     LLC
380 Madison Avenue                                                                 Warrant        2,371,040
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture            I         See Explanatory             No
c/o Flatiron         Capital Associates,                   Note 9 below
Partners                     LLC
257 Park Avenue
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture            I         See Explanatory             No
c/o Chase Capital    Capital Associates,                   Note 10 below
Partners                     LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he is a partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC. The reporting person is a director of the Issuer.

4) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member CVCA and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.